ADMINISTRATION AGREEMENT

AGREEMENT dated as of November 1, 2003, between LIBERTY VARIABLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to Columbia Real Estate Equity Fund, Variable Series, Columbia High Yield Fund, Variable Series and Liberty Equity Fund, Variable Series (each, a "Fund") and COLUMBIA MANAGEMENT ADVISORS, INC., an Oregon corporation (the "Administrator").

In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of each Fund and for performing the administrative functions herein set forth;
     (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of each Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;
     (c) preparing and, if applicable, filing all documents required for compliance by each Fund with applicable laws and regulations, including registration statements, registration fee filings, semi-annual and annual reports to shareholders, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; (e) coordinating and overseeing the activities of each Fund's other third-party service providers; and (f) maintaining books and records of each Fund (exclusive of records required by Section 31(a) of the 1940 Act). Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of each Fund.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. Columbia Real Estate Equity Fund, Variable Series shall pay the Administrator monthly a fee at the annual rate of 0.085% of the first $1 billion of the average daily net assets of the Fund, 0.078% of the next $1.5 billion and 0.073% thereafter. Columbia High Yield Fund, Variable Series shall pay the Administrator monthly a fee at the annual rate of 0.000% of the average daily net assets of the Fund. Liberty Equity Fund, Variable Series shall pay the Administrator monthly a fee at the annual rate of 0.067% of the first $1 billion of the average daily net assets of the Fund, 0.060% of the next $1.5 billion and 0.055% thereafter.

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or Funds, to any shareholder of the Trust or the Funds or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

LIBERTY VARIABLE INVESTMENT TRUST
on behalf of
Columbia Real Estate Equity Fund, Variable Series
Columbia High Yield Fund, Variable Series
Liberty Equity Fund, Variable Series

By:  /s/ Joseph R. Palombo
      Joseph R. Palombo
      President

COLUMBIA MANAGEMENT ADVISORS, INC.


By:  /s/ Joseph R. Palombo
      Joseph R. Palombo
      Executive Vice President and Chief Operating Officer



A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.